HARMEL S. RAYAT
5131 Highgate Street
Vancouver, B.C., VSR 3G9



August 7. 1995

MEDCARE TECHNOLOGIES. INC.
Suite 1408 - 400 Burrard Street
Vancouver, B.C.. V6C 3G2

Dear Sirs:

RE: ACQUISITION OF THE MEDCARE UI RIGHTS FOR 2.000.000 RESTRICTED
SHARES

This letter will confirm the sale of the above referenced world wide rights of the MedCare Urinary Incontinence system to MedCare Technologies, Inc, for 2,000,000 restricted shares of MedCare Technologies, Inc.

Sincerely,

                   MINUTES OF DIRECTORS MEETING
                               OF
                    MULTI SPECTRUM GROUP, INC.

     A meeting of the Board of Directors of Multi Spectrum Group, In. was held on the 14th day of August, 1995 at 1:00 p.m. at the offices of the Company located at 1348 E. 3300 S., Suite 1010, Salt Lake City, Utah 84106.

     There were present and participating at the meeting, either in person or telephonically, Eric Gable, Allen Stout, Kundan S. Radat, Heather Robb, York Chandler, Kipp Chandler and Gayle Chandler. Eric Gable acted as Chairman. The minutes of the last meeting were read and approved.

     The first item of business brought before the Board was a discussion concerning the acquisition of MedCare Technologies, Inc. After a long and thorough discussion it was agreed that the Company acquire the business of the MedCare UI System and issue 2,000,000 shares of its unissued common shares of stock for the acquisition of MedCare Technologies, Inc. It was agreed that 1,750,000 shares be issued to Eric Gable and 250,000 shares issued to Hermal Rayat. Upon motion duly made, seconded and unanimously carried with all in favor, it was;

     Resolved that the resignations of York Chandler, Kepp Chandler and Gayle Chandler be accepted.
     Further Resolved that the said resignations be to effective as of this date.

     There being no further business, and upon motion duly made and seconded the meeting was adjourned.

/s/ Eric Gable                                    /s/ Allen Stout
Eric Gable, President, Director                   Allen Stout, Secretary

/s/ Kundan S. Rayat                          /s/ Heather Robb
Kundan S. Rayat, VP Director                 Heather Robb, Treasurer, Director

/s/ York Chandler                             /s/ Gayle Chandler
York Chandler                                 Gayle Chandler

/s/ Kipp Chandler
Kipp Chandler